SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No. 7)*

McFarland Energy, Inc.
------------------------------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

580432102
-----------------------
(Cusip Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages


CUSIP No.	580432102		Page 2 of 4 Pages
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1.	Name of reporting person
 	S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
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2.	Check the appropriate box if a member of a group*s
	(a)(   )
	(b)( X )
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3.	SEC use only

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4.	Citizenship or place of organization
	Massachusetts

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                  			5.	Sole Voting Power
				                      349,200
Number of	          		-----------------------------
shares			            6.	Shared Voting Power
beneficially
owned by			               204,500
each			               	-----------------------------
Reporting		          7.	Sole Dispositive Power
person
with		                  		553,700
	                   			-----------------------------
8.	Shared Dispositive Power
	none
---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person

	553,700
	---------------------------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

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11.	Percent of class represented by amount in row 9
     	9.76%
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12.	Type of Reporting person
	IA

Page 3 of 4 Pages 					Cusip #:580432102

SCHEDULE 13G

ITEM 1(A):  NAME OF ISSUER:
McFarland Energy, Inc.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

10425 South Painter Ave.
Santa Fe Springs, CA 90670

ITEM 2(A):  NAME OF PERSON FILING:

David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

One Memorial Drive
Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

See Cover Page

ITEM 2(E):  CUSIP NUMBER:

See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as
investment adviser, may be deemed the beneficial owner of 553,700 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 9.76%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

Page 4 of 4 Pages				Cusip #:580432102

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY:

Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: February 7, 1997

		Signature:  --//Leslie A. Meinhart//--
		Name/Title:  LESLIE A. MEINHART
		Compliance Manager